UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  November 18, 2005

JAMDAT Mobile Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50928	95-4791817
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3415 S. Sepulveda Blvd., Suite 700
Los Angeles, CA 90034
(Address of Principal Executive Offices) (Zip Code)

(310) 636-3100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 15, 2005, JAMDAT Mobile Inc. (the “Company”) received an automatic notification from The Nasdaq Stock Market (“Nasdaq”) informing the Company that it was not in compliance with Nasdaq’s audit committee requirement as set forth in Marketplace Rule 4350 due to the vacancy created by the resignation of Rajiv Dutta as a director and member of the audit committee, effective November 11, 2005.  Prior to his resignation, Mr. Dutta served as the chairman of the audit committee of the Board and qualified as a “financial expert.”

Marketplace Rule 4350(d)(2)(A) requires the audit committee of each Nasdaq issuer to have at least three independent members on its audit committee (as the term “independent” is defined in Marketplace Rule 4200(a)(15) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended), at least one of whom must be a financial expert.  Currently, the Company’s audit committee consists of only two members, neither of whom qualifies as a financial expert.  Marketplace Rule 4350(d)(4)(B) provides that a company that has one vacancy on its audit committee will have until the earlier of its next annual shareholders’ meeting or one year after the vacancy occurred to fill the vacancy.  JAMDAT intends to comply with this requirement by appointing a third independent member who qualifies as a financial expert to its audit committee within the time allowed under the Nasdaq rules.

On November 11, 2005, the Company provided Nasdaq with telephonic notice of Mr. Dutta’s resignation from the Board and the audit committee and its noncompliance with Marketplace Rule 4350(d)(2)(A).  The Company also filed a Current Report on Form 8-K on November 14, 2005 reporting Mr. Dutta’s resignation.  At the request of Nasdaq, on November 18, 2005, the Company released a press release regarding the receipt of the notice of noncompliance from Nasdaq and the Marketplace rule upon which it was based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 18, 2005	JAMDAT Mobile Inc.

/s/ Craig Gatarz
Craig Gatarz
Chief Operating Officer and General Counsel